Exhibit 10.1
SEPARATION AGREEMENT AND RELEASE
     This SEPARATION AGREEMENT AND RELEASE (the “Agreement”) is entered into between Manhattan Associates, its subsidiaries and affiliated companies (“Company”) and Pervinder Johar (“Executive”). This Agreement shall supersede any and all previous agreements between Executive and Company with respect to the subject matter hereof, including, but not limited to the Executive Employment Agreement dated March 30, 2006 and the Severance and Non-Competition Agreement dated March 30, 2006.
     NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, and in consideration of the mutual promises and covenants set forth in this Agreement, the parties agree as follows:
1.	Separation from employment. Executive and Company have agreed that Executive will end his employment on January 15, 2009 (“Termination Date”). Executive shall receive a severance payment equal to twelve (12) months of Executive’s then-current base salary, subject to all standard deductions, payable in twenty-four (24) equal payments on the Company’s regular bi-monthly scheduled pay dates. Executive shall receive an additional lump sum of $20,000.00 paid with the first installment, which Executive may choose to use to pay COBRA premiums, however, it is not required that this amount be used for that purpose. Executive shall receive payment for 25 earned vacation days within fourteen (14) days following the Termination Date. Executive shall not be eligible for any other payments and agrees to waive any rights to receive, any additional bonuses (including any performance related bonuses), additional stock options, additional restricted stock grants or other payments. Within 5 days of the Termination Date, Executive agrees to return to Company any and all Company property in Executive’s possession, including but not limited to, information, manuals, credit cards, software, and equipment acquired during Executive’s term of employment. All restricted shares and stock options granted to Executive prior to the Termination Date shall continue to vest in accordance with their respective vesting schedule up to the Termination Date. Executive shall have thirty (30) days from the Termination Date in which to exercise his vested options. After that date, all unvested options and restricted stock shall lapse.

2.	No additional benefits. Executive acknowledges and agrees that Executive shall receive no benefits additional to those set forth above as consideration for signing this Agreement and abiding by its terms.

3.	Non-compete. Executive agrees that he will not, without Company’s prior written consent, perform his Duties for any person or entity listed in Schedule A (direct competitors to Company) for a period of twelve (12) months from the Termination Date. “Duties” shall mean those duties of the Employee while employed with the Company, including managing the research and development and quality assurance of computer software solutions designed by the Company for the supply chain. The Company and Executive agree and acknowledge that the definitions of Duties and the twelve (12) month period of restriction reasonably and fairly limit this non-compete restriction and are reasonably required for Company’s protection because the Executive, by having access to the Company’s sensitive and proprietary information about the Company’s confidential information, customers, and employees, would provide an unfair competitive advantage to the entities identified on Exhibit A.

4.	Non-solicitation of Company employees. Executive agrees that he will not recruit or hire another Executive or employee of the Company for a period of twelve (12) months from the Termination Date or cause or assist another Executive or employee of the Company to be hired by any competitor of the Company for a period of twelve (12) months from the Termination Date.

5.	Release of claims. Except as set forth below, for and in consideration of the promises, covenants, and warranties contained herein, and other good and valuable consideration, the sufficiency of which is hereby expressly acknowledged, on behalf of Executive, Executive’s heirs, administrators, executors, successors and assigns, Executive does hereby release and forever discharge Company and each of Company’s successors, assigns, subsidiaries, affiliates, and parent corporations, and each and all of Company’s respective past and present officers, directors, agents, servants, employees, and attorneys (individually and/or collectively the “Releasees”), from any and all rights, demands, claims, damages, losses, costs, expenses, actions, and causes of action whatsoever resulting from anything that has occurred prior to the date Executive executes this Agreement. This release includes, but is not limited to, claims for compensation, stock options, stock rights, wages, benefits, bonuses, breach of contract, intentional infliction of emotional distress, defamation, or any other torts or personal injury; claims under any municipal, state, or federal statute, regulation or ordinance, including but not limited to Title VII of the Civil Rights Act of 1964, as amended 42 U.S.C. § 1981, the Age Discrimination in Employment Act of 1967 (the “ADEA”), the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Rehabilitation Act, the Family and Medical Leave Act, the Executive Retirement Income Security Act of 1974, the Immigration Reform and Control Act of 1986, the Atlanta Human Rights Ordinance, the Georgia Equal Employment for People with Disabilities Code, and the Georgia Sex Discrimination in

Employment Law; and claims in tort or in contract, whether at law or in equity, known or unknown, contingent or fixed, or suspected or unsuspected. Executive understands and agrees that by signing this Agreement, Executive is giving up any right which Executive may have against any or all of the Releasees to recover under federal, state, or municipal statutory or common law for any claim arising before Executive signs this Agreement. This Agreement does not waive any rights or claims that may arise after Executive signs it below.
     For the purpose of implementing a full and complete release and discharge, Executive expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all claims which Executive does not know or suspect to exist in Executive’s favor at the time of execution hereof, and that the Agreement contemplates the extinguishment of any such claim or claims. This Agreement does not, however, release any claims for workers’ compensation benefits or unemployment compensation benefits.
     By signing this Agreement and accepting the benefits outlined above, Executive acknowledges that as part of this Agreement Executive will not hereafter be entitled to any individual recovery or relief as a result of an action filed against the Company, any affiliated entities, or any of its present and former directors, officers, employees, or agents, in any federal, state, or local court or before any federal, state, or local agency, including, for example, the Equal Employment Opportunity Commission or the Department of Labor.
     Company hereby fully releases, remises, acquits and forever discharges Executive from any and all claims, demands, actions, causes of action, damages, obligations, losses and expenses of whatsoever kind or nature, known or unknown, arising out of the acts, omissions, transactions, transfers, happenings, violations, promises, contracts, agreements, facts or situations related to the Executive Employment Agreement dated March 30, 2006 and the Severance and Non-Competition Agreement dated March 30, 2006, except for the confidentiality and non-disclosure obligations that survive termination of the March 30, 2006 Agreements. For avoidance of doubt, the Company does not release Executive from any past or continuing obligations relating to confidentiality or to the proprietary rights of the Company, including Executive’s obligations relating to Work Product in the March 30, 2006 Executive Employment Agreement, nor does the Company release Executive’s obligations under this Agreement.
6.	Covenant not to sue. Executive agrees that, except to the extent such right may not be waived by law, Executive will not commence any legal action or lawsuit or otherwise assert any legal claim seeking relief for any claim released under the “Release of claims” provision above. This “covenant not to sue” does not, however, prevent or prohibit Executive from seeking a judicial determination of the validity of Executive’s release of claims under the Age Discrimination in Employment Act (“ADEA”).

7.	Executive statement about Releasees. Executive further agrees that Executive shall make no negative statements concerning, or take any action that derogates Company or other Releasees, or any Releasee’s services, reputation, officers, employees, financial status, or operations, or that damages any of Releasees’ business relationships. This nondisparagement provision does not apply on occasions when Executive is subpoenaed or ordered by a court or other governmental authority to testify or give evidence and must, of course, respond truthfully, to conduct otherwise protected by the Sarbanes-Oxley Act, or to conduct or testimony in the context of enforcing the terms of this Agreement or other rights, powers, privileges, or claims not released by this Agreement.

8.	Effect of Breach of Paragraphs 3. Executive acknowledges that Executive’s entitlement to the payment described in paragraph 1 in excess of $10,000 is based on Executive’s agreement and compliance with the “Non-compete” provision set forth in paragraph 3above. Executive acknowledges and agrees that Company’s obligation to make any payment to Executive as described in paragraph 1 beyond a total payment to Executive of $10,000 will cease if Executive breaches the restrictions in paragraph- 3 Executive also understands that his retention of the consideration described in paragraph 1 in excess of $10,000 is expressly conditioned upon his fulfillment of his promises stated in paragraph 3, and he agrees, to the extent permitted or required by law, immediately to return or repay the amounts he has received from Company pursuant to this Agreement in excess of $10,000.00 upon his proven breach of paragraph 3. Executive understands and agrees that any breach of paragraph 3 may cause the Company great and irreparable harm and that it would be difficult or impossible to establish the full monetary value of such damage. Executive covenants and agrees that in the event of any breach of paragraph 3, Executive consents to the entry of appropriate preliminary and permanent injunctions in a court of appropriate jurisdiction, without the posting of a bond or other security, in addition to whatever other remedies the Company may have.

9.	Denial of liability. Company and Executive understand and agree that entering into this Agreement shall not be construed as an admission of liability or violation of any applicable law, any contract provisions, or any rule or regulation, as to which Company and the Releasees expressly deny liability. This Agreement shall not be admissible in any proceeding except an action to enforce its terms.

10.	Consideration Period. Because the arrangements discussed in this Agreement affect important rights and obligations, Executive is advised to consult with an attorney before agreeing to the terms set forth herein. Executive has twenty-one (21) days from the date Executive receives this Agreement within which to consider it, and Executive may take as much of that time as Executive wishes before signing. If Executive decides to accept the benefits offered herein, Executive must sign this Agreement on or before the expiration of the 21-day period and return it promptly to the Company.

11.	Revocation Period. For a period of up to and including seven (7) days after the date Executive signs this Agreement, Executive may revoke it entirely. No rights or obligations contained in this Agreement shall become enforceable before the end of the 7-day revocation period. If Executive decides to revoke the Agreement, Executive must deliver to the Company (Attn: David K. Dabbiere) a signed notice of revocation on or before the end of the last day of this 7-day period. Upon delivery of a timely notice of revocation, this Agreement shall be canceled and void, and neither Executive nor the Company shall have any rights or obligations arising under it.

12.	Effective Date. This Agreement shall become effective eight (8) days after it has been signed by Executive and a representative of the Company, provided it has not been revoked by Executive during the seven (7)-day revocation period.

13.	Severability. If any provision, or portion thereof, of this Agreement is held invalid or unenforceable under applicable statute or rule of law, only that provision shall be deemed omitted from this Agreement, and only to the extent to which it is held invalid, and the remainder of the Agreement shall remain in full force and effect.

14.	Titles. Titles included in this Agreement are for reference only and are not part of the terms of this Agreement, nor do they in any way modify any terms of the Agreement.

THE PARTIES ACKNOWLEDGE THAT THEY HAVE HAD ACCESS TO INDEPENDENT LEGAL COUNSEL OF THEIR OWN CHOOSING IN CONNECTION WITH ENTERING INTO THIS AGREEMENT, AND THE PARTIES HEREBY ACKNOWLEDGE THAT THEY FULLY UNDERSTAND THE TERMS AND CONDITIONS OF THIS AGREEMENT AND AGREE TO BE FULLY BOUND BY AND SUBJECT THERETO. THE EXECUTIVE ALSO EXPRESSLY REPRESENTS THAT EXECUTIVE IS EXECUTING THIS AGREEMENT VOLUNTARILY AND OF EXECUTIVE’S OWN FREE WILL.
     I have read this Agreement, I understand its contents, and I willingly, voluntarily, and knowingly accept and agree to the terms and conditions of this Agreement. I acknowledge and represent that I received a copy of this Agreement on _______________.______

EXECUTIVE:

/s/ Pervinder Johar	December 31, 2008

Pervinder Johar	Date

COMPANY:

/s/ Peter F. Sinisgalli	December 31, 2008

Peter F. Sinisgalli, President & CEO	Date

SCHEDULE A

JDA	Logility

LIS	Red Prairie

Provia	SAP

Retek	Viewlocity

SSA	i2

Oracle	Nistevo

One Network	Descartes

GT Nexus	LeanLogistics

Retailix	HighJump/3M

Infor	Yantra

Profitlgix
     Any successor company to any company listed above. In cases where any of these companies are (or become) part of a larger company (such as Yantra is now part of SBC); the Agreement will be restricted to the business unit formed as a result of the acquisition. As an example, in the case of Yantra, the Agreement will apply to the Distributed Order Management and Supply Chain Software solution businesses of SBC, but not to other businesses of SBC (such as EDI business unit of SBC).
Initials:     Executive /s/ PJ     Company /s/ PS